UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2005

COMPUTER HORIZONS CORP.

(Exact name of registrant as specified in charter)

New York	0-7282	13-2638902

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Old Bloomfield Avenue, Mountain Lakes, NJ		07046-1495

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (973) 299-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

          On October 20, 2005, in connection with appointment of Dennis J. Conroy as Chief Executive Officer and President of Computer Horizons Corp. (the “Company”), the Company entered into an employment letter (the “Conroy Letter”) with Mr. Conroy, which sets forth terms and provisions governing Mr. Conroy’s employment as Chief Executive Officer and President of the Company.  A copy of the Conroy Letter is attached hereto as Exhibit 99.01 and incorporated herein by reference.  The following summary of the Conroy Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such letter.

          The Conroy Letter provides for an annual salary of $365,000.  In connection with his employment, Mr. Conroy received an option grant of to purchase 100,000 shares of the Company’s common stock, $.10 par value, at an exercise price of $4.16 per share pursuant to and in accordance with the Company’s 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”).  Such stock option shall vest and become exercisable as to one-third of such shares on each of October 19, 2006, October 19, 2007 and October 19, 2008.  Such stock option shall vest and become exercisable with respect to all of such shares upon a “Change of Control” as such term is defined in the 2004 Plan.  Mr. Conroy will be provided with a car allowance of $1,000 per month and will be eligible for twenty-five paid vacation days per year.

          In addition, in connection with appointment of Brian A. Delle Donne as Executive Vice President and Chief Operating Officer of the Company, on October 20, 2005, the Company entered into an employment letter (the “Delle Donne Letter”) with Mr. Delle Donne, which sets forth terms and provisions governing Mr. Delle Donne’s employment as Executive Vice President and Chief Operating Officer of the Company.  A copy of the Delle Donne Letter is attached hereto as Exhibit 99.02 and incorporated herein by reference.  The following summary of the Delle Donne Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such letter.

          The Delle Donne Letter provides for an annual salary of $275,000.  In connection with his employment, Mr. Delle Donne received an option grant of to purchase 75,000 shares of the Company’s common stock, $.10 par value, at an exercise price of $4.16 per share pursuant to and in accordance with the Company’s 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”).  Such stock option shall vest and become exercisable as to one-third of such shares on each of October 19, 2006, October 19, 2007 and October 19, 2008.  Such stock option shall vest and become exercisable with respect to all of such shares upon a “Change of Control” as such term is defined in the 2004 Plan.  Mr. Delle Donne will be provided with a car allowance of $1,000 per month and will be eligible for twenty-five paid vacation days per year.

Item 5.02.          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          On October 19, 2005, the Company issued a press release announcing the appointments of certain principal officers and directors of the Company, a copy of which press release is annexed hereto as Exhibit 99.03.

          On October 18, 2005, the Company’s Board of Directors appointed Eric Rosenfeld as the non-executive Chairman of the Board.  In addition, the Company’s Board of Directors named Dennis J. Conroy, President and Chief Executive Officer, and Brian A. Belle Donne, Executive Vice President and Chief Operating Officer.  Dennis J. Conroy replaces William J. Murphy as President and Chief Executive Officer.

          Eric Rosenfeld, 48, has served as the managing member of the general partner of Crescendo Partners, L.P., a New York-based investment firm, since 1998. Mr. Rosenfeld was a managing director at CIBC Oppenheimer and its predecessor company for 14 years prior to that. Mr. Rosenfeld is currently and has been on the boards of several other technology related companies.

          Dennis Conroy, 60, served in various leadership roles at management consulting firms, bringing 30 years of management and leadership experience to the Company.  From 2003 to 2004, Mr. Conroy served as a Managing Director at BearingPoint, Inc. From 1998 through 2003, Mr. Conroy held various leadership positions, including membership in Price Waterhouse Coopers’ North American Executive Leadership Team, and CEO of PWC’s West Business Unit. Prior to joining Price Waterhouse Coopers, Mr. Conroy served as vice president of Booz/Allen/Hamilton, Inc.’s communications and technology practice, as well as managing partner of the National Information -- Communications Industry Practice at Coopers & Lybrand.

          Brian Delle Donne, 48, brings significant turnaround and mergers and acquisitions experience to the Company. From 1998 into 2005, Mr. Delle Donne served as Chief Operating Officer of RCM Technologies, Inc., a professional services company delivering IT and engineering solutions to solve client business challenges. Mr. Delle Donne was also president of Knight Facilities Management, a subsidiary of a privately held global engineering and management consulting firm and a senior vice president at Ogden Projects Inc.

Item 9.01          Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.
Not Applicable

(b)	Pro Forma Financial Information.
Not Applicable

(c)	Exhibit.

	99.01	Employment Agreement dated as of October 20, 2005 between Computer Horizons Corp. and Dennis J. Conroy.

	99.02	Employment Agreement dated as of October 20, 2005 between Computer Horizons Corp. and Brian A. Delle Donne.

	99.03	Press release dated October 19, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER HORIZONS CORP.

(Registrant)

Date: October 26, 2005
	By:	/s/ Michael J. Shea

Michael J. Shea
Chief Financial Officer